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                                                                    Exhibit 10.3


            SEPARATION AGREEMENT AND GENERAL RELEASE

            This Separation Agreement and General Release (hereinafter the "Agreement") is entered into by and between Heywood Wilansky ("Wilansky") and The Bon-Ton Stores, Inc. ("Bon-Ton" or the "Company"), and shall be effective following expiration of the revocation period set forth in paragraph 16 of the Agreement.

            WHEREAS, Wilansky and Bon-Ton are parties to an Employment Agreement dated February 27, 1998, as amended (the "Employment Agreement");

            WHEREAS, Wilansky retired from his employment with Bon-Ton on June 27, 2000; and

            WHEREAS, Wilansky and Bon-Ton mutually desire to amicably resolve all disputes between them arising out of Wilansky's separation and his rights under the Employment Agreement;

                  NOW, THEREFORE, in consideration of the mutual promises and obligations contained herein, intending to be legally bound, it is hereby agreed as follows:

            1. The foregoing recitals are incorporated herein as if set forth at length.

            2. The Company will pay Wilansky a pro-rated performance bonus of $170,000 for its fiscal year ending January 31, 2001 on or before March 31, 2001.

            3. a. The Company will pay Wilansky his base salary at an annual rate of $1,000,000 (paid in bi-weekly installments subject to normal deductions) through January 31, 2003, the remaining term of the Employment Agreement, subject to the mitigation requirement and offset described in paragraph 3b herein. On the next business day following the effective date of this Agreement, the Company will make a lump sum payment to Wilansky retroactive to June 28, 2000.
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                  b. Wilansky shall seek senior executive employment not in
violation of paragraph 15 of the Employment Agreement. The Bon-Ton's obligation for base salary under paragraph 3a above shall be offset up to the maximum payment due each year during this Agreement by two-thirds of the amount of any compensation earned by Wilansky through employment or self employment, in excess of (i) $230,000 from June 27, 2000 through January 31, 2001, (ii) $400,000 from
February 1, 2001 through January 31, 2002 and (iii) $400,000 from February 1, 2002 through January 31, 2003. Compensation shall include Wilansky's base salary, any signing or performance bonus, variable compensation, deferred compensation or any other type of compensation earned or payment made to Wilansky by virtue of any employment or service performed by Wilansky through January 31, 2003. Compensation shall not include that portion of any signing bonus which is allocated to compensate Wilansky for relocating to accept new employment (up to a maximum of $200,000) or non-cash employee benefits such as health and life insurance, and reimbursement for dues or other expenses. Wilansky will inform Bon-Ton of any offers of employment accepted by him within ten (10) days of acceptance and will provide Bon-Ton upon request with copies of any agreements or other documents evidencing his right to compensation from any third party.

            4. Through January 31, 2003, the Bon-Ton will pay the premiums in connection with Wilansky's continued participation in the Bon-Ton's group health plan pursuant to COBRA, subject to such plan's terms, conditions and restrictions, and make available to Wilansky annually an additional $5000 to cover supplemental health insurance expenses. Notwithstanding the foregoing, the Bon-Ton's obligation to continue medical insurance and pay an insurance supplement shall cease upon Wilansky's acceptance of other employment pursuant to which group medical coverage is normally provided.


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            5. On the effective date of this Agreement, Wilansky shall be vested in his restricted stock grant awarded under paragraph 3(c) of the Employment Agreement and stock options granted under paragraph 3(d) of the Employment Agreement. Wilansky shall have ninety (90) days from June 27, 2000 to exercise all vested options.

            6. Wilansky shall be vested in his entire supplemental retirement benefit (SERP) as set forth in paragraph 6 of the Employment Agreement. No later than the first day of the month following the date Wilansky attains age 55, the Company will purchase an annuity from an insurance company mutually acceptable to both Wilansky and the Company for distribution to Wilansky to pay his SERP benefit in the amount set forth in paragraph 6(a) of the Employment Agreement. In the event of Wilansky's death prior to age 55, the Company will purchase and distribute to his spouse an annuity in the amount set forth in paragraph 6(d) of the Employment Agreement. The Company may at its sole option make a lump sum payment to Wilansky or his spouse as provided by paragraph 6(e) of the Employment Agreement.

            7. Wilansky shall invest his Retirement Account maintained pursuant to paragraph 6(h) of the Employment Agreement in a conservative fixed income fund, until Wilansky attains age 55. The accumulated value of the account shall offset the actuarial values used for determining the benefits to be provided by the Company under paragraph 6 above. Wilansky shall continue to provide monthly statements to the Company concerning the Retirement Account as required by paragraph 6(h) of the Employment Agreement.

            8. No later than August 31, 2000, Wilansky shall repay to the Company the principal and all accrued but unpaid interest associated with all tax loans made to Wilansky by the Company pursuant to paragraph 7(b) of the Employment Agreement. The Company will


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issue to Wilansky the share certificates for the stock upon Wilansky's satisfaction of these obligations.

            9. Except as to any claim for breach of this Agreement, Wilansky, in consideration of the promises contained herein, unconditionally and irrevocably discharges, releases and remises the Bon-Ton and any and all past, present and future subsidiary, parent or related companies and their past, present and future officers, directors, shareholders, attorneys, supervisors, employees, insurers and agents, in their individual as well as official capacities and the respective successors and assigns of each of them (collectively "Releasees"), jointly and severally, all and singularly, of and from any and all claims, causes of action, suits, charges, debts, dues, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, torts, acts or omissions, controversies, agreements, promises, damages, judgments, rights and demands whatsoever, known or unknown, in law or equity, from the beginning of the world to the date of the execution hereof, whether or not capable of proof as of the date of the Agreement, including but not limited to: (a) all claims arising out of Wilansky's employment with the Bon-Ton and the cessation of that employment;
(b) all common law claims, now existing or hereafter recognized, including but not limited to libel, slander, defamation, interference with actual or prospective contractual relations, infliction of emotional distress, promissory estoppel, equitable estoppel, misrepresentation, fraud, breach of contract, wrongful discharge, negligence, loss of consortium, assault, battery and breach of covenant of good faith and fair dealing; (c) any claims for unpaid or withheld wages, overtime compensation, severance pay, bonuses, stock, commissions or other compensation or employee benefits of any kind, including but not limited to violations of the Employee Retirement Income Security Act, committed up to the date of the execution of this Agreement; (d) any and all claims under the Employment Agreement; (e) any and all claims for


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attorney's fees, costs and expenses; and (f) any claims of discrimination based on age, sex, disability, perceived disability, race, religion, color, creed, citizenship, national origin or any other factor prohibited by federal, state or local law (including but not limited to The Age Discrimination in Employment Act and all claims under the Pennsylvania Human Relations Act), and any claims of retaliation for raising, asserting or supporting such claims of discrimination, which have arisen before the date of the execution of this Agreement. Plaintiff specifically waives any claim for reinstatement or reemployment.

            10. Wilansky remains bound by and shall comply with paragraphs 14 and 15(a)-(f) of the Employment Agreement and represents that as of the date hereof, he has fully complied therewith. For purposes of paragraph 15(a)(ii) the term "traditional retail department store" shall be defined as The May Company (Kauffman and Hecht divisions), Stern's, Filene's and Boscov's. Wilansky further agrees that until January 31, 2003 he will not directly or indirectly solicit for employment or hire any person who was employed by Bon-Ton on the effective date of this Agreement. The Bon-Ton's obligations under paragraphs 2-6 above shall cease in the event that Wilansky breaches any of the restrictions set forth in paragraphs 14 or 15(a)-(f) of the Employment Agreement, or this Agreement but the remaining obligations under this Agreement shall remain in full force and effect.

            11. Wilansky represents that he has returned any and all documents and computer information, including disks and information stored on any computer drive, relating in any way to the business of the Bon-Ton and that he has retained no copies. Wilansky further represents that he has returned all tangible Bon-Ton property, including his leased automobile, all computers, computer programs, telephones and credit cards he has received in connection with


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his employment with the Bon-Ton. At his option, Wilansky may purchase the Dell computer previously provided to him for the amount of $1,800.00.

            12. Wilansky shall retain his Bon-Ton store discount until January 31, 2003.

            13. The Company will transfer ownership of the Company's whole life insurance policies with New York Life and Guardian applicable to Wilansky, to the extent permitted by the terms and conditions thereof, upon the payment by Wilansky to the Bon-Ton of the cash surrender value of the policies and the amount of any premiums paid on the policies after July 14, 2000.

            14. Wilansky agrees and represents that:

                  (a) He has read carefully the terms of this Agreement;

                  (b) He has been advised in writing to and has been given ample opportunity to review this Agreement with the attorney of his choice;

                  (c) He understands the meaning and effect of the terms of this
            Agreement;

                  (d) The entry into and execution of this Agreement is his own free and voluntary act, without compulsion, coercion, or duress of any kind;

                  (e) His obligations, waivers and releases pursuant to this
            Agreement are in exchange for valuable and adequate consideration to which he is not otherwise entitled;

                  (f) He has had a reasonable period of time to consider the
            Agreement and has had at least twenty-one days to review this Agreement prior to signing it; and

                  (g) No promises or inducements have been made to him except as expressly provided herein.


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            15. Wilansky shall have seven (7) days following execution of this
Agreement within which he may revoke his acceptance of it, and the Agreement shall not be effective or enforceable until the revocation period has expired. Any revocation must be in writing, signed by Wilansky and delivered to Robert M. Goldich of Wolf, Block, Schorr and Solis-Cohen LLP on or before the day of expiration.

            16. This Agreement is intended by the parties hereto to create legally binding obligations. This Agreement supersedes all prior verbal and written communications between the parties on the subject matter addressed herein, and all prior agreements between the parties, other than the provisions of the Employment Agreement expressly referred to herein.

            17. Any amendment or modification of this Agreement must be expressed in a writing signed by each party or else shall not be effective. This Agreement shall be binding upon the parties hereto and their heirs, successors or assigns. Any action which either party might take to enforce its rights and/or recover damages under this Agreement shall have no effect on any of the other party's promises and obligations (including the General Release in paragraph 9) set forth in this Agreement and these promises and obligations, (including the General Release in paragraph 9) shall remain in full force and effect.

            18. Wilansky agrees that the Company may withhold any amounts which are required by law to be withheld from any payment due to him. Each party shall be responsible for payment of its own taxes due in connection with this Agreement, and Wilansky has had the opportunity to obtain independent tax advice regarding this Agreement.


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            19. In the event that any provision in this Agreement is determined to be legally invalid, the affected provision shall be stricken from the Agreement, and the remaining terms of the Agreement and its enforceability shall remain unaffected thereby.

            20. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

            21. This Agreement shall be governed under Pennsylvania law.


      IN WITNESS WHEREOF, the parties hereby execute this Agreement as set forth below.



INTENDING TO BE LEGALLY BOUND:



   /s/  Heywood Wilansky                  Date    Aug. 18, 2000
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Heywood Wilansky




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Witness



   /s/  M. Thomas Grumbacher              Date     Sept 6, 2000
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The Bon-Ton Stores, Inc.



   /s/ Michael L. Gleim
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Witness